EXHIBIT 11



                           Marks Bros. Jewelers, Inc.
                        Computation of Per Share Earnings
                (amounts in thousands, except per share earnings)


                                                                                                       Year Ended
                                                                                     -----------------------------------------------
                                                                                     Jan. 31,            Jan. 31,           Jan. 31,
                                                                                       1997               1996               1995
                                                                                     -------             -------            -------
Primary and fully diluted earnings per share:

Income before extraordinary item                                                     $ 7,343             $16,972             $   571

Extraordinary item, net                                                               10,057                  --                  --
                                                                                     -------             -------             -------

Net income                                                                           $17,400             $16,972             $   571
                                                                                     -------             -------             -------

Average shares outstanding                                                             7,864               4,719               4,544

Additional shares of Class B Shares assuming conversion                                    3                  10                  14

Common share equivalents under the 1995 Option Plan assuming
      the treasury stock method                                                          496                 646                 646

Common share equivalents
      under the 1996 Option Plan assuming
      the treasury stock method                                                          145                  --                  --
                                                                                     -------             -------             -------

Average number of common shares
      and common share equivalents
      outstanding                                                                      8,508               5,375               5,204
                                                                                     =======             =======             =======

Income before extraordinary item per share                                           $  0.87             $  3.16             $  0.11

Extraordinary item, net of taxes per share                                              1.18                  --                  --
                                                                                     -------             -------             -------

Net income per share                                                                 $  2.05             $  3.16             $  0.11
                                                                                     =======             =======             =======